INHERITED IRA/ROTH IRA ENDORSEMENT
--------------------------------------------------------------------------------

This Endorsement forms a part of the Contract, which is attached, and is effective as of the Issue Date of the Contract.

The following provisions apply to a Contract which is issued by the Company on a qualified basis under Internal Revenue Code Section 408(b) or Section 408A. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

  CONTRACT  OWNER,                  1. This Contract Owner is the  Annuitant.
  ANNUITANT,  ASSIGNMENT,              There shall be no Joint Owner. The
  NON-FORFEITABILITY,                  Contract Owner  was previously a named
  EXCLUSIVE BENEFIT                    beneficiary of one of the following types
  PROVISIONS                           of qualified retirement plans.

                                    (a) a Traditional IRA Plan;

                                    (b) a SEP-IRA Plan;

                                    (c) a Simple IRA Plan; or

                                    (d) a Roth IRA Plan.

                                   In the event Internal Revenue Service Regulations are interpreted to allow the beneficiary of other types of qualified retirement plans to be rolled into an Inherited IRA, these qualified retirement plan assets will also be permitted. The qualifed retirement plan assets that are being used to fund this Contract were previously owned by an individual or were held for the benefit of an individual who is now deceased.

                                    The purpose of this Contract is to provide the Contract Owner with certain rights under the Internal Revenue Code that the Contract Owner obtained as a beneficiary of one of the above qualified retirement plans.

                                   2.   This Contract is not transferrable.

                                   3. This Contract and the benefits under it cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

                                   4. The Contract Owner's entire interest in this Contract is non-forfeitable.

                                   5. This Contract is established for the exclusive benefit of the Contract Owner
                                        and      the      Contract       Owner's
                                        Beneficiary(ies).


  PURCHASE PAYMENTS                6.   The initial  Purchase  Payment(s)  are
                                        due on the Issue Date of the Contract.
                                        The initial Purchase Payments do not
                                        have to be received by the Company at the same time. However, all Purchase
                                        Payments  must be direct transfers  of
                                        your interest as a beneficiary from another IRA or qualified retirement plan, where the deceased owner is the same under each such plan, and as allowed by Internal Revenue Service
                                        Regulations.

  DISTRIBUTION                     7.   The Contract Owner is required to meet
  REQUIREMENTS                          the  required  minimum distribution
                                        requirements  as described in Section
                                        1.408-8 or Section  1.408A-6 of the
                                        Internal    Revenue Service Regulations.

S40713                               1                                  R-2/2005

  PROCEEDS PAYABLE ON DEATH         8.  Upon the death of the Contract  Owner,
                                        the  Beneficiary(ies)  will be entitled
                                        to continue receipt of the Adjusted
                                        Contract Value based on the minimum
                                        distribution  option  selected by the
                                        Contract Owner under either  Section
                                        1.408-8 or Section  1.408A-6 of the
                                        Internal  Revenue Service  Regulations.
                                        This  Adjusted  Contract  Value will be
                                        determined as of the end of the
                                        Valuation  Period during which the
                                        Company receives due proof of the
                                        Contract Owner's death and the
                                        Beneficiary's(ies')  election of one of
                                        the minimum distribution options
                                        described in this paragraph.In addition, the Beneficiary(ies) will be entitled to take a lump sum payment of the Adjusted Contract Value determined as stated above. The Beneficiary(ies) will not have any other Death Benefit options under the Contract.


In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

            /s/ Suzanne J. Pepin                    /s/ Mark Zesbaugh
                Suzanne J. Pepin                        Mark Zesbaugh
         Senior Vice President, Secretary,              President
               and Chief Legal Officer


S40713                                  2                               R-2/2005